EXHIBIT 10.27

                        Employment Agreement

     This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between NORTHERN PLAINS NATURAL GAS COMPANY ("NPNG") a wholly owned subsidiary of ENRON CORP. ("Enron") and WILLIAM R. CORDES ("Employee"), to be effective as of June 1, 2001 (the "Effective Date"). NPNG and Employee agree as follows:

Article 1:  Employment, Compensation and Benefits

     1.1 Term and Position. NPNG agrees to employ Employee, and Employee agrees to be employed by NPNG for the Term (the "Term") described on Exhibit "A." NPNG and Enron may assign Employee to a different position or modify Employee's duties and responsibilities; provided however, neither NPNG nor Enron may relocate Employee outside of Omaha, Nebraska without his consent.

     1.2 Compensation. Employee shall be paid as set forth on Exhibit "A." Employee's monthly base salary shall be paid in semimonthly installments in accordance with NPNG's standard payroll practice, and (as with all other payments made to Employee by NPNG) is subject to withholding of all federal, state, city, or other taxes as may be required by law.

     1.3 Benefits. Employee shall be allowed to participate, on the same basis generally as other employees employed in the same or similar positions, in all general employee benefit plans and programs that NPNG has made available to NPNG's employees on or after the Effective Date. Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly-situated employees pursuant to the terms of such benefit plans and programs. NPNG is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Employee is not eligible for severance under the NPNG Corp. Severance Pay Plan or any replacement severance plan during the Term of this Agreement. Additionally, compensation and benefits payable under this Agreement shall be offset by any amounts that Employee owes the Company, including the value of NPNG property, upon the termination of Employee's employment under this Agreement.

Article 2:  Termination Before the Term Expires and Effects of Such
            Termination

     2.1. Termination By NPNG. NPNG may terminate Employee's employment before the Term expires for the following reasons:

          a. Cause. For "cause" upon the determination by NPNG that "cause" exists to terminate the Employee. "Cause" means
     (i) Employee's gross negligence, willful misconduct, or neglect in the performance of the duties and services as an NPNG employee; (ii) Employee's final conviction of a felony by a trial court; (iii) Employee's breach of any provision of this Agreement; (iv) Employee's violation of any policy of NPNG; or
     (v) Employee's violation of any federal, state, or local law or regulation in the performance of his or her duties for NPNG. If NPNG terminates Employee's employment for Cause, Employee shall be entitled only to his or her pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of NPNG compensation and/or benefit plans, shall cease.

          b. Involuntary Termination. Involuntary termination at NPNG's option may occur for any reason whatsoever, including termination without cause, in the sole discretion of NPNG. Upon an Involuntary Termination before the Term expires, Employee is entitled to receive the amount of one year's annual base salary and performance bonus ("Amount"). This Amount will be calculated by taking the average of Employee's annual base salary and performance bonus for the last two years of Employee's employment with NPNG. Fifty percent of the Amount shall be paid in six (6) equal installments each month during the first six (6) months following the Involuntary Termination; the remaining fifty percent will be paid in a single lump-sum payment at the end of that six-month period.

          c. Death/Disability. Upon Employee's (i) death, or (ii) becoming incapacitated or disabled so as to entitle Employee to benefits under NPNG's long-term disability plan, or (iii) becoming permanently and totally unable to perform Employee's duties for NPNG as a result of any physical or mental impairment supported by a written opinion by a physician selected by NPNG. Upon termination of employment under this paragraph, Employee or Employee's heirs shall be entitled only to Employee's pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of NPNG compensation and/or benefit plans, shall cease.

     2.2 Termination By Employee. Employee may terminate the employment relationship before the Term expires for the following reasons:

          a. Breach by NPNG. A material breach by NPNG of any material provision of this Agreement that remains uncorrected for 30 days following Employee's written notice to NPNG of such breach. Upon such a termination, Employee shall be entitled to receive the amount of one year's annual base salary and performance bonus ("Amount"). This Amount will be calculated by taking the average of Employee's annual base salary and performance bonus for the last two years of Employee's employment with NPNG. Fifty percent of the Amount shall be paid in six (6) equal installments each month during the first six
     (6) months following the Involuntary Termination; the remaining fifty percent will be paid in a single lump-sum payment at the end of that six-month period.

          b. Voluntary Termination. For any other reason whatsoever, in Employee's sole discretion. Upon a Voluntary Termination before the Term expires, all of Employee's future compensation and benefits, other than benefits to which Employee is entitled under the terms of NPNG compensation and/or benefit plans, shall cease as of the date of termination, and Employee shall be entitled only to pro rata salary through the termination date.

     2.3 Offset. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of employment shall be offset by any amounts to which Employee otherwise may be entitled under any benefit plans, severance plans, voluntary payments, and policies of NPNG or its affiliates, or amounts
(including the value of NPNG's property) that Employee owes to NPNG.

     2.4 Continuing Obligations. Neither termination of employment nor expiration of the Term terminates the continuing obligations of this Agreement, including obligations under Articles 3 and 4.1.

     2.5 Employment Beyond Term. Should Employee remain employed by NPNG after the Term expires, such employment shall convert to an employment-at-will relationship, terminable at any time by either NPNG or Employee for any reason whatsoever, with or without cause.

Article 3:  Confidential Information; Post-Employment Obligations

     3.1 This Agreement. The terms of this Agreement constitute confidential information, which Employee shall not disclose to anyone other than Employee's spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment for cause.

     3.2 NPNG Property. All written materials, records, data, and other documents prepared or possessed by Employee during Employee's employment by NPNG are NPNG property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Employee individually or in conjunction with others during Employee's employment (whether during business hours and whether on NPNG's premises or otherwise), which relate to NPNG's business, products, or services are NPNG's sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are NPNG's property. At the termination of Employee's employment with NPNG for any reason, Employee shall return all of NPNG's documents, data, or other NPNG property to NPNG.

     3.3 Confidential Information; Non-Disclosure. Employee acknowledges that the business of NPNG and its affiliates is highly competitive and that NPNG has agreed to provide and immediately will provide Employee with access to Confidential Information relating to the business of NPNG and its affiliates. "Confidential Information" means and includes NPNG's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to NPNG's relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating NPNG; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by NPNG its affiliates in their businesses to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to NPNG and its affiliates in maintaining their competitive position. Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of NPNG and its affiliates. NPNG also agrees to provide Employee with immediate access to Confidential Information and specialized training regarding NPNG's methodologies and business strategies, which will enable Employee to perform his or her job at NPNG.

     Employee agrees that Employee will not, at any time during or after Employee's employment with NPNG, make any unauthorized disclosure of any Confidential Information or specialized training of NPNG or its affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as NPNG's Confidential Information.

     3.4 Non-Competition Obligations. NPNG agrees to and shall provide Employee with immediate access to Confidential Information. Ancillary to the rights provided to Employee following Involuntary Termination, NPNG's provision of Confidential Information and specialized training to Employee, and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, NPNG and Employee agree to the following non-competition provisions. Employee agrees that during the Period of Post-Employment Non-Competition Obligations defined in Exhibit "A," Employee will not, directly or indirectly, for Employee or for others, in the Geographic Region of Responsibility described on Exhibit "A" (or, if Employee's Geographic Region has changed, in any and all geographic regions in which Employee has worked during the 12-month period immediately preceding Employee's termination of Employment):

          a. engage in the business of buying, selling, trading, structuring, or executing transactions in commodities, assets, or products in which NPNG is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period, including, but not limited to, gas, electricity, coal, chilled water, clean fuel, liquids, emissions, petrochemicals, energy assets, transmission capacity, agriculture, forest products, lumber, paper, pulp, packaging, coffee, sugar, cocoa, communications, steel alloys, metals, weather products, insurance products, electronic commerce (including business-to-business electronic commerce), "click trading," bandwidth communications, interest rates, credit, currencies, securities, or other commodities (including, without limitation, other energy commodities), or any futures, derivatives, or equities related to any of the foregoing, whether at wholesale or retail, or the development of systems, information technology, accounting, or risk management with respect to any of the foregoing;

          b. engage in other types of business performed by NPNG, including the acquiring or disposing of assets or equity investments or providing or raising capital, through loans, equity, joint ventures, partnerships, working interests, production payments, credit, or similar arrangements into products, commodities, futures, derivatives, or other items in which NPNG currently is engaging in business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

          c. engage in activities relating to NPNG's business not described in parts a and b of this Article 3.4, to the extent that Employee has knowledge or information about such activities; or

          d. render advice or services to, or otherwise assist, any other person, association or entity in the business of a, b, or c above.

Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information NPNG has provided to Employee.

     3.5 Non-Solicitation of Customers. For the Period of Non-Solicitation of Customers described on Exhibit "A," Employee will not call on, service, or solicit competing business from customers of NPNG or its affiliates whom Employee, within the previous twenty-four
(24) months, (i) had or made contact with, or (ii) had access to information and files about.

     3.6 Non-Solicitation of Employees. During Employee's employment, and for a period of twelve (12) months following the termination of employment for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of NPNG or its affiliates whom Employee had contact with, knowledge of, or association with in the course of employment with NPNG to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

     3.7 Early Resolution Conference/Arbitration. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity Employee intends to engage in on behalf of a competing business, Employee first will notify a member of NPNG's Executive Committee in writing and meet with a company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an "Early Resolution Conference"). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association before an arbitrator licensed to practice law in Texas. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein. The parties' agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

     3.8 Warranty and Indemnification. Employee warrants that Employee is not a party to any restrictive agreement limiting Employee's activities in his/her employment by NPNG. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with NPNG, and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee's duties hereunder. Employee shall hold NPNG harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

Article 4:  Miscellaneous

     4.1 Statements About NPNG. Employee shall refrain, both during and after his or her employment, from publishing any oral or written statements about NPNG or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

     4.2 Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to NPNG shall be sent to Northern Plains Natural Gas Company, 1111 South 103rd Street, Omaha, NE 68124-1000 Attention:
Corporate Secretary. Notices and communications to Employee shall be sent to the address Employee most recently provided to NPNG.

     4.3 No Waiver. Other than as described in Section 2.2 a, no failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

     4.4 Mediation. If a dispute arises out of or related to Employee's employment, other than a dispute regarding Employee's obligations under Articles 3 and 4.1, and if the dispute cannot be settled through direct discussions, then NPNG and Employee agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.

     4.5 Venue/Jurisdictions. This Agreement shall be governed by Texas law. Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

     4.6 Assignment. This Agreement shall be binding upon and inure to the benefit of NPNG and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of NPNG. NPNG may assign this Agreement to any affiliate or any other entity. Employee's rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without NPNG's prior written consent.

     4.7 Other Agreements. Other agreements exist between NPNG and Employee relating to the employment relationship (e.g., obligations contained in NPNG's Code of Ethics booklet, Enron Corp.'s Code of Ethics booklet and benefit plans). In addition, Employee signed Agreement Type "B" on December 22, 1983, and that Agreement is incorporated by reference. This Agreement replaces and merges other, previous agreements and discussions pertaining to the nature of, term, and termination of Employee's employment relationship with NPNG, and this Agreement constitutes the entire agreement of the parties with respect to such subject matters. No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Employee by NPNG that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party.

     4.8 Invalidity. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

     IN WITNESS WHEREOF, NPNG and Employee have executed this
Agreement in multiple originals to be effective on the first date of the Term.


NORTHERN PLAINS NATURAL GAS             WILLIAM R. CORDES
COMPANY



By: /s/Stanley C. Horton                /s/ William R. Cordes
   Name: Stanely C. Horton              This 24th day of July, 2001
   Title:  Chairman of the Board
   This 30th day of July, 2001






                           Exhibit "A" to
                        Employment Agreement
  Between NORTHERN PLAINS NATURAL GAS COMPANY and WILLIAM R. CORDES

Employee Name:        William R. Cordes

Term:                 June 1, 2001 through May 31, 2003

Position:             President, Northern Plains Natural Gas Company

Location:             Omaha, Nebraska

Monthly Base Salary:  Employee's monthly base salary shall be
                      Twenty Six Thousand Dollars ($26,000.00).

Performance Bonus:    Employee may be eligible to participate in the
                      Enron Corp. Annual Incentive Plan ("Plan") or any appropriate replacement bonus plan of NPNG. All
                      Performance Bonuses are discretionary and shall be paid in accordance with the terms and provisions of the Plan and other criteria established by company, a portion of which may be paid in cash and a portion of which may be paid in stock options and/or restricted stock.

Signing Bonus:        As a signing bonus, subject to and effective upon
                      approval by the Compensation Committee of the Board of Directors of NPNG, NPNG shall grant
                      Employee Three Hundred Thousand Dollars
                      ($300,000.00) in Northern Border Phantom Units in the form of three separate grants to be issues as follows: $100,000.00 upon the execution of this Agreement, $100,000.00 on the first anniversary of this Agreement, and $100,000.00 upon the second anniversary of this Agreement provided
                      Employee is employed by NPNG.

Geographic Region
of Responsibility:    United States of America


Period of Post-Employment     Employee's obligations in paragraph
Non-Competition Obligations   3.4, Non-Competition Obligations, and
and Non-Solicitation of       paragraph 3.5, Non-Solicitation of Customers,
Customers:                    shall survive the termination of employment
                              and extend through the latest of the following dates, whichever is applicable: (a) Twelve
                              (12) months after Employee's voluntary
                              termination of employment if such termination occurs during the Term; or (b) Six (6) months after the last date of Employee's employment with NPNG Corp. in the event of an involuntary termination during the Term; or (c) Three (3) months after Employee's termination of employment for any reason if such termination occurs after the Term.